TERMINATION OF AGREEMENT AND MUTUAL RELEASE

This Termination of Agreement and Mutual Release (this “Agreement”) is made and entered into as of the 5th day of September 2007 by and between, on the one hand, AVP, Inc. (“AVP”) and, on the other hand, Shamrock Capital Growth Fund II, L.P. (“Shamrock Capital”), AVP Holdings, Inc. (“AVP Holdings”) and AVP Acquisition Corp. (“AVP Acquisition” and together with AVP Holdings and Shamrock Capital, collectively “Shamrock”).

A.AVP, AVP Holdings and AVP Acquisition are parties to that certain Agreement and Plan of Merger dated April 5, 2007 (the “Merger Agreement”); and

B. The Parties wish to fully and finally terminate all obligations each has to the other under the Merger Agreement and to release all claims that they may have against each other.

NOW, THEREFORE, based on the foregoing and in consideration for the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, and each of them, agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

a. “AVP Releasees” refers to and includes AVP and each and every one of its past and present officers, directors, stockholders, shareholders, partners, members, affiliates, independent contractors, agents, representatives, employees, attorneys, fiduciaries, trustees, administrators and successors.

b. “AVP Releasors” refers to and includes AVP and each and every one of its past and present officers, directors, stockholders, shareholders, partners, members, affiliates, independent contractors, agents, representatives, employees, attorneys, fiduciaries, trustees, administrators and successors.

c. “Claims” refers to and includes all claims, demands, rights, causes of action, rights of action, rights of subrogation, rights of indemnity, rights to reimbursement, rights to payment, damages, liens and remedies of every kind or nature whatsoever, whether at law, in equity, or otherwise, and whether the same are or any of the same is known or unknown to the Parties at the time of their execution of this Agreement.

d. “Obligations” refers to and includes all obligations, duties, liabilities, damages, costs, fees (including, but without limitation thereto, attorneys' fees), expenses and debts of every kind and nature whatsoever, whether the same are or any of the same is known or unknown to the Parties at the time of their execution of this Agreement.

e. “Parties” refers to AVP and Shamrock.

f. “Party” refers to any of AVP or Shamrock.

g. “Released Parties” refers to the AVP Releasees and the Shamrock Releasees.

h. “Releasors” refers to the AVP Releasors and the Shamrock Releasors.

i. “Shamrock Releasees” refers to and includes Shamrock Capital, AVP Holdings and AVP Acquisition and each and every one of their respective past and present officers, directors, stockholders, shareholders, partners, members, affiliates, independent contractors, agents, representatives, employees, attorneys, fiduciaries, trustees, administrators and successors.

j. “Shamrock Releasors” refers to and includes Shamrock Capital, AVP Holdings and AVP Acquisition and each and every one of their respective past and present officers, directors, stockholders, shareholders, partners, members, affiliates, independent contractors, agents, representatives, employees, attorneys, fiduciaries, trustees, administrators and successors.

2. General.

a. It is understood that this Agreement does not constitute an admission by any of the Parties of any wrongdoing whatsoever.

b. The Parties have agreed to enter into this Agreement for the purpose of fully and finally (i) terminating the Merger Agreement and all Obligations each Party has to the other arising out of, resulting from or relating to the Merger Agreement or the transaction contemplated therein (ii) releasing all Claims each Party may have against the other arising out of, resulting from or relating to the Merger Agreement or the transaction contemplated therein.

3. Termination.

a. The Parties hereby terminate in all respects the Merger Agreement and all Obligations each Party has to the other arising out of, resulting from or relating to the Merger Agreement or the transaction contemplated therein.

b. AVP shall pay to Shamrock Capital upon the execution of this Agreement the sum of Two Hundred Forty Thousand Dollars ($240,000) in cash, wired to an account to be designated by Shamrock Capital.

c. Upon the earlier of (i) the date one year after the date hereof, (ii) the date upon which AVP consummates a transaction or series of related transactions pursuant to which AVP raises at least Five Million Dollars ($5,000,000) and (iii) any transaction or series of related transactions pursuant to or as a consequence of which any person or group of related persons in the aggregate acquire(s) (x) capital stock of AVP possessing the voting power to elect a majority of the board of directors of AVP (whether by merger, consolidation, reorganization, combination, sale or transfer of AVP’s capital stock), or (y) all or substantially all of AVP’s assets determined on a consolidated basis. AVP shall pay to Shamrock Capital One Hundred Fifty Thousand Dollars ($150,000) in cash, wired to an account to be designated by Shamrock Capital. If AVP does not pay when due the amount required by this Section 3(c), then interest (calculated on the basis of a 360-day year and the actual number of days elapsed) will accrue at the rate of twenty percent (20%) per annum, compounded quarterly, on the unpaid amount.

d. Shamrock shall upon the execution of this Agreement immediately cease all uses of the name “AVP” and shall, within ten (10) days of the execution of this Agreement, cause AVP Holdings and AVP Acquisition to change their respective names to eliminate the use of “AVP”.

4. Releases.

a. The AVP Releasors do hereby fully, finally and forever release and discharge the Shamrock Releasees, and each of them, from any and all Claims, known or unknown, at law or in equity, which the AVP Releasors, or any of them, may have or claimed to have had, against the Shamrock Releasees, and each of them, arising at any time in the unlimited past to and including the date of this Agreement, arising out of, resulting from or relating to the Merger Agreement or the transaction contemplated therein.

b. The Shamrock Releasors do hereby fully, finally and forever release and discharge the AVP Releasees, and each of them, from any and all Claims, known or unknown, at law or in equity, which the Shamrock Releasors, or any of them, may have or claimed to have had, against the AVP Releasees, and each of them, arising at any time in the unlimited past to and including the date of this Agreement, arising out of, resulting from or relating to the Merger Agreement or the transaction contemplated therein.

c. The Releasors, and each of them, acknowledge that they have been advised by legal counsel and are familiar with the provision of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTORS.

Being aware of said Code section, the Releasors hereby expressly waive and relinquish any rights or benefits they may have thereunder, as well as under any other state or federal statutes or common law principles of similar effect.

d. The Releasors, and each of them, represent and warrant that they have not filed any action, charge, or Claim of any type against any of the Released Parties. The Releasors, and each of them, also represent and warrant that they have not and will not assign any Claim that they might have or might have had against any of the Released Parties.

e. Except as specifically set forth herein, the Parties, and each of them, represent and warrant that they are not relying, and have not relied, on any statement, representation, omission, warranty or promise of any kind or nature whatsoever in entering into this Agreement and giving the releases contained herein.

f. The releases contained herein shall not be deemed to release any of the Obligations of the Parties specifically created by this Agreement.

5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

6. Amendment. This Agreement may not be amended or modified except by a writing signed by each of the Parties.

7. Applicable Law. This Agreement shall in all respects be interpreted, construed and governed by and under the laws of the State of Delaware, irrespective of its conflict of laws rules.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Signatures by facsimile are as effective as original signatures.

9. Competency of Parties. The Parties, and each of them, acknowledge, warrant, represent and agree that in executing and delivering this Agreement, they do so freely, knowingly and voluntarily, that they had an opportunity to and did discuss its terms and the implications thereof with legal counsel, that they are fully aware of the contents and effect thereof and that such execution and delivery is not the result of any fraud, duress, mistake or undue influence whatsoever.

10. Authority. Any person or entity purporting to have the authority to enter into this Agreement on behalf of or for the benefit of any other person or entity hereby warrants that it has such authority.

11. Unknown or Mistake in Facts. It is acknowledged and understood by the Parties that the facts with respect to this Agreement as known or given at this time may hereafter turn out to be other than or different from such facts. The Parties therefore expressly assume the risk of the facts being different and agree that this Agreement shall be in all respects effective and not subject to modification, termination or rescission, notwithstanding any such difference in facts.

12. Non-Publicity / Non-Disparagement. Each Party shall not, orally or in writing, state or express anything disparaging or denigrating about the other Party to any other person, or state or express to any person anything disparaging or denigrating regarding their relationship with each other, the termination of that relationship, the Merger Agreement or otherwise. Except as required by applicable federal or state law, neither Party shall make any press or other public release respecting this Agreement or the Merger Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed. The Parties hereby agree that AVP will promptly issue the press release attached as Exhibit A hereto.

13. Entire Agreement. The Parties, and each of them, acknowledge that this Agreement constitutes and contains the entire agreement and understanding of the Parties concerning the subject matter hereof and supersedes and replaces all prior negotiations, understandings and proposed agreements, whether written or oral. The Parties, and each of them, warrant that no other party or agent, representative or attorney of any other Party has made any promise, representation or warranty whatsoever not contained herein to induce them to execute this Agreement.

14. Construction. The Parties acknowledge that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the Parties.

15. Headings. The headings in this Agreement are inserted for convenience only and shall not be deemed a part of or in any manner affect this Agreement or any provision hereof.

16. Enforcement. Should any action be brought to enforce any of the terms or conditions of this Agreement, the Parties and each of them agree that such action will be filed in the Court of Chancery of the State of Delaware. Upon the conclusion of the dispute, the prevailing parties shall be entitled to recover all costs and expenses incurred in the prosecution or defense of that action and in the collection of any judgment obtained, including, but not limited to, attorneys' fees. Except as provided in this paragraph, the parties shall bear their own attorneys' fees and costs.

17. Severability. Should any part, term or provision of this Agreement be declared or determined by any court or other tribunal to be illegal, invalid or unenforceable, any illegal, invalid or unenforceable part, term or provision shall be deemed stricken from this Agreement and all of the other parts, terms and provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

18. Further Assurances. The Parties shall perform in good faith such acts and to prepare and execute such documents and stipulations as are reasonably required to perform the covenants and satisfy the provisions of this Agreement.

AVP, INC.
By:	/s/ Jeffery G. Benz
Name:	Jeffery G. Benz
Title:	Executive Vice President and General Counsel
SHAMROCK CAPITAL GROWTH FUND II, L.P.
By:	Shamrock Capital Partners II, L.L.C.
Its:	General Partner
By:	/s/ Robert F. Perille
Name:	Robert F. Perille
Title:	Executive Vice President
AVP HOLDINGS, INC.
By:	/s/ Robert F. Perille
Name:	Robert F. Perille
Title:	President
AVP ACQUISITION CORP.
By:	/s/ Robert F. Perille
Name:	Robert F. Perille
Title:	President

Exhibit A

Press Release

See attached.

AVP AND SHAMROCK TERMINATE MERGER AGREEMENT

LOS ANGELES, CA (September 6, 2007) — AVP, Inc. (OTC Bulletin Board: AVPI) (“AVP”) and AVP Holdings, Inc. (the “Shamrock Affiliate”), an affiliate of Shamrock Capital Growth Fund II, L.P. (“Shamrock”), announced today that because of strong opposition from many of the stockholders of AVP they are mutually terminating their agreement under which the Shamrock Affiliate would acquire all of the outstanding stock of AVP and take AVP private.

“While we are disappointed that we were unable to conclude this transaction, we are very optimistic about the future of the AVP and the tremendous opportunities available to enhance AVP shareholder value,” said Leonard Armato, CEO of AVP. “Many shareholders let us know that they felt the price to be received by the shareholders did not accurately reflect what they saw as the true potential of AVP, and we listened. With our tremendous fan support and viewership, as well as strong sponsor support, our new winter tour, and a number of other exciting new projects, we will continue to increase the value and reach of AVP as the preeminent volleyball organization and a top lifestyle brand, and do so as a public company.”

“We have had a strong start to the year with substantial revenue growth for the first six months. We have increased the number of Tour events and sponsorship relationships and invested in the infrastructure necessary to support our growth opportunities. We believe these results highlight the growth opportunities that exist for AVP and we look forward to growing the company in the future,” concluded Armato.

On April 5, 2007, AVP entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Shamrock Affiliate and AVP Acquisition Corp. (another affiliate of Shamrock). Under the terms of the Merger Agreement, AVP Acquisition Corp. was to be merged with and into AVP, with AVP continuing as the surviving corporation. The transaction was expected to close in late September 2007 but was subject to certain customary terms and conditions, including stockholder approval. It had become apparent to both Shamrock and AVP that a substantial number of the stockholders of AVP would not vote their shares to approve the transaction. As a result, both parties decided to terminate the Merger Agreement rather than risk substantial additional expenses related to proceeding with the transaction. AVP will not pay any “breakup fee” to Shamrock or any Shamrock affiliates. It was agreed, however, that AVP will reimburse certain expenses related to the transaction incurred by the Shamrock Affiliate.

Robert F. Perille, a Managing Director of Shamrock, said, "We are disappointed that this transaction will not close, but in light of the strong opposition from major stockholders of AVP, it no longer made sense for AVP to assume the costs and risks of moving forward." Mr. Perille continued, "We wish the AVP and its management great success in the future."

About AVP, Inc.
AVP/Crocs Pro Beach Volleyball Tour, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry’s most prominent national touring series, the AVP/Crocs Pro Beach Volleyball Tour, which was organized in 1983. Featuring more than 150 of the top American men and women competitors in the sport, AVP is set to stage 18 events throughout the United States in 2007. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.

All above-mentioned trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

Investor Contacts:

MKR Group, Inc.
Charles Messman, Marie Dagresto
(323) 468-2300
avpi@mkr-group.com